Exhibit 10.1

Description of Non-Employee Director Compensation Arrangements

The amounts and other terms of the retainer fees payable to non-employee Directors have been changed beginning with Directors’ 2013-2014 terms of office. The prior arrangement had been in effect since July, 2007. Company employees serving as Directors are not compensated for their service as such.

Under the new arrangement, a retainer of $290,000 is payable to the Chairman of the Board and a retainer of $200,000 are payable to each other non-employee Director. The retainer fees are payable in full at the beginning of each Director’s term. Retainer fees are fully vested immediately, regardless of the form in which paid.

For current Directors, absent an election to the contrary, the retainer fee is payable as follows: $65,000 in cash ($95,000 for the Chairman), $67,500 in stock options ($97,500 for the Chairman) and $67,500 in career restricted stock units (“CRSUs”) ($97,500 for the Chairman). However, a Director may elect to receive all or a part of the cash or option portions of the fee in STERIS shares or CRSUs and may elect to receive the CRSU portion of the fee in STERIS shares.

A non-employee Director first elected after the 2013 Annual Meeting of Shareholders will receive the same amount of retainer fees, but the available forms of payment will be limited until such time as the Director has satisfied the Company’s Non-Employee Director Stock Ownership Guidelines. A new Director will receive a retainer fee of $65,000 in cash, but may elect to receive CRSUs in lieu of all or a portion of the cash. The remaining $135,000 of the Director’s retainer fee will be payable in CRSUs.

The number of CRSUs a Director is entitled to receive for each annual term will be determined based upon the dollar amount of the retainer fees elected to be received in CRSUs and the STERIS per share closing price on the NYSE on a specified date at the beginning of the annual term. A Director’s CRSU’s will be settled in STERIS common shares six months after the cessation of the Director’s Board service. Directors will be paid cash dividend equivalents on their CRSUs as dividends are paid on STERIS common shares.

Committee Chair fees remain unchanged; the Audit Committee Chair receives an annual Chair fee of $10,000 and the other Committee Chairs receive annual fees of $5,000. Meeting fees also remain unchanged; these are $1,000 per meeting for Board meetings and assigned Committee meetings attended in excess of 20 during the annual term.